UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported event):  February 2, 2007

The Navigators Group, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	0-15886	13-3138397
(State of	(Commission	(I.R.S. Employer
organization)	File Number)	Identification No.)

One Penn Plaza, New York, NY		10119
(Address of principal executive offices)		(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  1.01                                          Entry Into A Material Definitive Agreement

On February 2, 2007 the Company entered into a $200 million credit facility agreement entitled “Third Amended and Restated Credit Agreement” with JPMorgan Chase Bank, N.A., as Administrative Agent, and a syndicate of lenders.  The credit facility consists of a $180 million letter of credit facility and a $20 million revolving line of credit facility. This new credit facility replaced an existing $125 million credit facility consisting of a $115 million letter of credit facility and a $10 million revolving line of credit facility.  The letter of credit facility will continue to be used primarily to support the Company’s capacity at its Lloyd’s of London operations.  The credit facility contains customary covenants for facilities of this type, including restrictions on indebtedness and liens, limitations on mergers, dividends and the sale of assets, and maintaining certain consolidated tangible net worth, statutory surplus and other financial ratios.  The credit facility also provides for customary events of default, including failure to pay principal, interest or fees when due, failure to comply with covenants, any representation or warranty made by the Company being false in any material respect, default under certain other indebtedness, certain insolvency or receivership events affecting the Company and its subsidiaries, the occurrence of certain material judgments, or a change in control of the Company.  The Company expects to use the line of credit for general corporate purposes.  The credit facility expires on March 31, 2009.  The credit facility agreement is attached hereto as Exhibit 10-1.

Item 2.03                                             Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

See Item 1.01 above.

Item 9.01                                             Exhibits

(c) Exhibits

10-1 Third Amended and Restated Credit Agreement among the Company and the Lenders

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NAVIGATORS GROUP, INC.

(Registrant)

/s/ Elliot S. Orol
	Name:	Elliot S. Orol
	Title:	Senior Vice President, General Counsel
and Secretary

Date: February 7, 2007

INDEX TO EXHIBITS

Number	Description

10-1	Third Amended and Restated Credit Agreement among the Company and the Lenders.